UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 28, 2013

EMC INSURANCE GROUP INC.
(Exact name of registrant as specified in its charter)

Iowa	0-10956	42-6234555
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

717 Mulberry Street, Des Moines, Iowa	50309
(Address of principal executive offices)	(Zip Code)

(515) 345-2902
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On January 28, 2013, the Registrant issued a press release announcing that it expects to report that the GAAP combined ratio for the year ended December 31, 2012 will be approximately 99.6 percent and that operating income1 will be approximately $2.54 per share.  These results are significantly better than the Registrant’s most recent guidance, which anticipated a GAAP combined ratio of 101.3 percent and operating income of $2.05 to $2.30 per share.

The Registrant also announced that the 2012 fourth quarter and year-end earnings results will be released to the media before the opening of regular market hours on February 20, 2013.  The press release also contained the details for the 2012 fourth quarter and year-end earnings call and webcast.  The press release is furnished as Exhibit 99.

1The Registrant uses a non-GAAP financial measure called “operating income/loss” that management believes is useful to investors because it illustrates the performance of our normal, ongoing operations, which is important in understanding and evaluating our financial condition and results of operations. While this measure is consistent with measures utilized by investors to evaluate performance, it is not a substitute for the U.S. GAAP financial measure of net income/loss.  The difference between net income/loss and operating income/loss is that operating income/loss does not include realized investment gains/losses.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description

99	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on January 29, 2013.

EMC INSURANCE GROUP INC.
Registrant

/s/ Mark E. Reese
Mark E. Reese
Senior Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99	Press Release